EXHIBIT 95

Mine Safety and Health Disclosure
Mine Safety and Health Administration Contractor Identification Number 9EI

The operation of domestic mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Under the Mine Act, an “independent contractor” who provides onsite services to the mine industry is deemed to be a “mine operator.” Applied supplies MRO parts and related services to mine operators, and as such we are providing this report pursuant to section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of SEC Regulation S-K.

MSHA inspects mines on a regular basis and issues citations and orders when it believes a violation has occurred under the Mine Act. The table below sets forth, by mining complex, the total number of citations and/or orders issued, that required disclosure, to Applied during the year ended June 30, 2024 by MSHA under the indicated provisions of the Mine Act, together with the total dollar value of proposed MSHA assessments.

Mine or Operating Name / MSHA Identification Number	(#) Section 104 S&S Citations	(#) Section 104(b) Orders	(#) Section 104(d) Citations and Orders	(#) Section 110(b)(2) Violations	(#) Section 107(a) Orders	($) Total Dollar Value of MSHA Assessments Proposed	(#) Total Number of Mining Related Fatalities	(yes/no) Received Notice of Pattern of Violations Under Section 104(e)	(yes/no) Received Notice of Potential to Have Pattern Under Section 104(e)	(#) Legal Actions Pending as of 6/30/2020	(#) Legal Actions Initiated During Period	(#) Legal Actions Resolved During the Period
(1)	(2)	(3)	(4)	(5)	(6)

TXI Mill Creek Quarry #3401859	—	—	—	—	—	—	—	No	No	—	—	—
Holcium (US) Inc. - Midlothian #4103307	—	—	—	—	—	—	—	No	No	—	—	—
Redding Plant #0400034	—	—	—	—	—	—	—	No	No	—	—	—

In evaluating this information, note that citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

(1)	United States mines.

(2)	Total number of citations received from MSHA under section 104 of the Mine Act for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3)	Total number of orders under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA.

(4)	Total number of citations and orders for unwarrantable failure to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

(5)	Total number of flagrant violations under section 110(b)(2) of the Mine Act.

(6)	Total number of imminent danger orders issued under section 107(a) of the Mine Act.